As Filed with the Securities and Exchange Commission on February 12, 2004

                                                         Registration No.: 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               GRAPHON CORPORATION
             (Exact name of registrant as specified in its charter)

                     Delaware                        13-3899021
            (State of incorporation)             (I.R.S. Employer
                                              Identification Number)

                               105 Cochrane Circle
                          Morgan Hill, California 95037
                                 (603) 225-3525
   (Address and telephone number of registrant's principal executive offices)

                                  William Swain
                      Secretary and Chief Financial Officer
                               GraphOn Corporation
                               105 Cochrane Circle
                          Morgan Hill, California 95037
                                 (603) 225-3525
            (Name, address and telephone number of agent for service)

                                   Copies to:

                              Ira I. Roxland, Esq.
                              Stephen E. Fox, Esq.
                        Sonnenschein Nath & Rosenthal LLP
                           1221 Avenue of the Americas
                            New York, New York 10020
                                 (212) 768-6700
                               Fax: (212) 768-6800

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------
                                       Proposed    Proposed
                                        Maximum     Maximum
  Title of Each Class of     Amount    Aggregate   Aggregate   Amount of
     Securities to be        to be     Price Per   Offering   Registration
        Registered         Registered   Unit (1)     Price        Fee
------------------------------------------------------------------------
Common stock, par value
$0.0001 per share(2)....    8,250,000     $.70      $5,775,000    $732
------------------------------------------------------------------------
-------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(2) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

           ---------------------------------------------


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

    [The following paragraph will appear vertically on the left side of the outside front cover of the preliminary prospectus]

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement, of which this prospectus forms a part, filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders may not solicit offers to buy these securities in any state where the offer or sale is not permitted.

                Subject to Completion, dated February 12, 2004


   Preliminary Prospectus


                               GRAPHON CORPORATION

                        8,250,000 Shares of Common Stock
                            -----------------------


      This prospectus relates to the offer and sale from time to time of up to 8,250,000 shares of our common stock by the persons described in this prospectus, whom we call the "selling stockholders." Of such shares, 3,250,000 shares may be issued upon exercise of warrants held by the selling stockholders. We are registering these shares as required by the terms of registration rights agreements between us and the selling stockholders. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares. We will receive no proceeds from the sale of any of these shares if they are sold by the selling stockholders.

      Our common stock is currently traded on The OTC Bulletin Board under the symbol "GOJO." The closing price of our common stock on February 10, 2004 was $.70 per share.

      This investment involves risks. You should refer to the discussion of risk factors, beginning on page 2 of this prospectus.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                            -----------------------


                                     , 2004

                                     SUMMARY

      The following summary does not contain all the information that may be important to you in making a decision to acquire our common stock. For a more complete understanding of our company and our common stock, you should read the entire prospectus, including the risks described under "Risk Factors," and the documents incorporated in this prospectus by reference.

                                    Overview

      We are developers of business connectivity software, including server-based software, with an immediate focus on web-enabling applications for use by various parties, including independent software vendors, application service providers, corporate enterprises, governmental and educational institutions, and others. Server-based computing, sometimes referred to as thin-client computing, is a computing model where traditional desktop software applications are relocated to run entirely on a server, or host computer. This centralized deployment and management of applications reduces the complexity and total costs associated with enterprise computing. Our software architecture provides application developers with the ability to relocate applications traditionally run on the desktop to a server, or host computer, where they can be run over a variety of connections from remote locations to a variety of display devices. Our server-based technology works on today's most powerful personal computer, or low-end network computer, without application rewrites or changes to the corporate computing infrastructure.

      With our software, applications can be web enabled, without any modification to the original application software required, allowing the applications to be run from browsers or portals. In addition, the ability to access such applications over the Internet creates new operational models and sales channels. We provide the technology to access applications over the Internet.

      We entered both the Unix and Linux server-based computing and web enabling markets as early as 1996. We expanded our product offerings by shipping Windows web-enabling software in early 2000.

      The address of our principal executive offices is 105 Cochrane Circle, Morgan Hill, California 95037. We have additional offices in Concord, New Hampshire and Berkshire England, United Kingdom. Our telephone number is (603) 225-3525. Our Internet address on the world wide web is http://www.graphon.com. Information contained on our website does not constitute a part of this prospectus.

                               Recent Developments

      On February 2, 2004, we announced that we had raised in a private offering a total of $1,150,000 through the sale of 5,000,000 shares of common stock and five-year warrants to purchase 2,500,000 shares of common stock at an exercise price of $0.33 per share. The proceeds of the financings will be used for working capital and general corporate purposes. We also issued as a finders fee with respect to the private offering, warrants to purchase an aggregate of 500,000 shares of our common stock at an exercise price of $0.23 per share and an aggregate of 250,000 shares of our common stock at an exercise price of $0.33 per share.

                                  The Offering

Common stock offered for sale
by the selling stockholders....................    8,250,000 shares(1)

Common stock to be outstanding
after this offering............................   24,886,097 shares(1)(2)
---------------
(1) Includes 3,250,000 shares issuable upon the exercise of outstanding warrants held by the selling stockholders.

(2) Based upon our issued and outstanding shares of common stock as of February 10, 2004. This number excludes 466,667 and 2,680,918 shares of our common stock which are issuable upon exercise of our outstanding warrants and options under our equity compensation plans, respectively. An additional 1,057,810 shares are reserved for future grants under our equity compensation plans.

                                  RISK FACTORS

      You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus or incorporated in this prospectus by reference, before you decide whether to purchase shares of our common stock.

We have a history of operating losses and expect these losses to continue, at least for the near future.

      We have experienced significant losses since we began operations. We expect to continue to incur losses for the foreseeable future. We incurred net losses of approximately $1,309,200 for the nine months ended September 30, 2003 and $8,792,500, $15,478,000 and $9,374,700 for the years ended December 31,
2002, 2001 and 2000, respectively. We expect our expenses to decrease as we have implemented several substantial cost cutting measures, however, we cannot give assurance that revenues will increase sufficiently to exceed costs. If revenues grow more slowly than anticipated, or if operating expenses exceed expectations, we may not become profitable. Even if we become profitable, we may be unable to sustain profitability. Our independent certified public accountants have included an explanatory paragraph in their auditors' report on our 2002 consolidated financial statements that states that substantial doubt exists regarding our ability to continue in existence as a going concern.

Our operating results in one or more future periods are likely to fluctuate significantly and may fail to meet or exceed the expectations of securities analysts or investors.

      Our operating results are likely to fluctuate significantly in the future on a quarterly and on an annual basis due to a number of factors, many of which are outside our control. Factors that could cause our revenues to fluctuate include the following:

   o  The degree of success of our recently introduced products;

   o  Variations in the timing of and shipments of our products;

   o  Variations in the size of orders by our customers;

   o  Increased competition;

   o The proportion of overall revenues derived from different sales channels such as distributors, original equipment manufacturers (OEMs) and others;

   o  Changes in our pricing policies or those of our competitors;

   o  The financial stability of major customers;

   o  New product introductions or enhancements by us or by competitors;

   o Delays in the introduction of products or product enhancements by us or by competitors;

   o  The degree of success of new products;

   o  Any changes in operating expenses; and

   o General economic conditions and economic conditions specific to the software industry.

      In addition, our royalty and license revenues are impacted by fluctuations in OEM licensing activity from quarter to quarter, which may involve one-time royalty payments and license fees. Our expense levels are based, in part, on expected future orders and sales; therefore, if orders and sales levels are below expectations, our operating results are likely to be materially adversely affected. Additionally, because significant portions of our expenses are fixed, a reduction in sales levels may disproportionately affect our net income. Also, we may reduce prices or increase spending in response to competition or to pursue new market opportunities. Because of these factors, our operating results in one or more future periods may fail to meet or exceed the expectations of securities analysts or investors. In that event, the trading price of our common stock would likely be affected.

We may not be successful in attracting and retaining key management or other personnel.

      Our success and business strategy is also dependent in large part on our ability to attract and retain key management and other personnel. We currently need to attract a permanent Chief Executive Officer and we cannot assure you we will be able to attract or retain such a person. The loss of the services of one or more members of our management group and other key personnel, including our interim Chief Executive Officer, may have a material adverse effect on our business.

Our failure to adequately protect our proprietary rights may adversely affect us.

      Our commercial success is dependent, in large part, upon our ability to protect our proprietary rights. We rely on a combination of patent, copyright and trademark laws, and on trade secrets and confidentiality provisions and other contractual provisions to protect our proprietary rights. These measures afford only limited protection. We cannot assure you that measures we have taken will be adequate to protect us from misappropriation or infringement of our intellectual property. Despite our efforts to protect proprietary rights, it may be possible for unauthorized third parties to copy aspects of our products or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our intellectual property rights as fully as do the laws of the United States. Furthermore, we cannot assure you that the existence of any proprietary rights will prevent the development of competitive products. The infringement upon, or loss of any proprietary rights, or the development of competitive products despite such proprietary rights, could have a material adverse effect on our business.

We face risks of claims from third parties for intellectual property infringement that could adversely affect our business.

      At any time, we may receive communications from third parties asserting that features or content of our products may infringe upon their intellectual property rights. Any such claims, with or without merit, and regardless of their outcome, may be time consuming and costly to defend.

      We may not have sufficient resources to defend such claims and they could divert management's attention and resources, cause product shipment delays or require us to enter into new royalty or licensing agreements. New royalty or licensing agreements may not be available on beneficial terms, and may not be available at all. If a successful infringement claim is brought against us and we fail to license the infringed or similar technology, our business could be materially adversely affected.

Our business significantly benefits from strategic relationships and there can be no assurance that such relationships will continue in the future.

      Our business and strategy relies to a significant extent on our strategic relationships with other companies. There is no assurance that we will be able to maintain or develop any of these relationships or to replace them in the event any of these relationships are terminated. In addition, any failure to renew or extend any licenses between any third party and us may adversely affect our business.

Because our market is new and emerging, we cannot accurately predict its future growth rate or its ultimate size, and widespread acceptance of our products is uncertain.

      The market for business infrastructure software, which enables programs to be accessed and run with minimal memory resident on a desktop computer or remote user device, still is emerging, and we cannot assure you that our products will receive broad-based market acceptance or that this market will continue to grow. Additionally, we cannot accurately predict our market's future growth rate or its ultimate size. Even if business infrastructure software products achieve market acceptance and the market for these products grows, we cannot assure you that we will have a significant share of that market. If we fail to achieve a significant share of the business infrastructure software market, or if such market does not grow as anticipated, our business, results of operations and financial condition may be adversely affected.

We rely on indirect distribution channels for our products and may not be able to retain existing reseller relationships or to develop new reseller relationships.

      Our products primarily are sold through several distribution channels. An integral part of our strategy is to strengthen our relationships with resellers such as OEMs, systems integrators, value-added resellers, distributors and other vendors to encourage these parties to recommend or distribute our products and to add resellers both domestically and internationally. We currently invest, and intend to continue to invest, significant resources to expand our sales and marketing capabilities. We cannot assure you that we will be able to attract and/or retain resellers to market our products effectively. Our inability to attract resellers and the loss of any current reseller relationships could have a material adverse effect on our business, results of operations and financial condition. Additionally, we cannot assure you that resellers will devote enough resources to provide effective sales and marketing support to our products.

Our failure to manage expanding operations could adversely affect us.

      To exploit the emerging business infrastructure software market, we must rapidly execute our business strategy and further develop products while managing our anticipated growth in operations. To manage our growth, we must:

   o Continue to implement and improve our operational, financial and management information systems;

   o  Hire and train additional qualified personnel;

   o  Continue to expand and upgrade core technologies; and

   o Effectively manage multiple relationships with various licensees, consultants, strategic and technological partners and other third parties.

      We cannot assure you that our systems, procedures, personnel or controls will be adequate to support our operations or that management will be able to execute strategies rapidly enough to exploit the market for our products and services. Our failure to manage growth effectively or execute strategies rapidly could have a material adverse effect on our business, financial condition and results of operations.

The market in which we participate is highly competitive and has more established competitors.

      The market we participate in is intensely competitive, rapidly evolving and subject to technological changes. We expect competition to increase as other companies introduce additional competitive products. In order to compete effectively, we must continually develop and market new and enhanced products and market those products at competitive prices. As markets for our products continue to develop, additional companies, including companies in the computer hardware, software and networking industries with significant market presence, may enter the markets in which we compete and further intensify competition. A number of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, sales, technical, marketing and other resources than we do. We cannot assure you that our competitors will not develop and market competitive products that will offer superior price or performance features or that new competitors will not enter our markets and offer such products. We believe that we will need to invest increasing financial resources in research and development to remain competitive in the future. Such financial resources may not be available to us at the time or times that we need them, or upon terms acceptable to us. We cannot assure you that we will be able to establish and maintain a significant market position in the face of our competition and our failure to do so would adversely affect our business.

                           FORWARD LOOKING STATEMENTS

      Because we want to provide you with meaningful and useful information, this prospectus and the documents this prospectus incorporates by reference contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect," "plan," "intend" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under "Risk Factors," which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or any document incorporated in this prospectus by reference or to reflect the occurrence of unanticipated events.

                                SELLING STOCKHOLDERS

      This prospectus relates to our registration, for the account of the selling stockholders indicated below, of an aggregate of 8,250,000 shares of our common stock, including 3,250,000 shares underlying certain of our warrants, pursuant to registration rights granted by us to the selling stockholders.

      We believe, based on information supplied by the following persons, that the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own. The last column of this table assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares.

                                               Common             Shares
                                 Number of      Stock          Beneficially
                                  Shares      Offered by       Owned After
                               Beneficially    Selling           Offering
Name of Selling Stockholder       Owned       Stockholder     Number  Percent
-----------------------------------------------------------------------------
Orin Hirschman                  4,565,217     4,565,217(1)      --      --
Paul Packer                       326,087       326,087(2)      --      --
Globis Capital Partners L.P.      717,391       717,391(3)      --      --
Richard Grossman                  326,087       326,087(2)      --      --
James Kardon                       89,999        89,999(4)      --      --
Anthony Altamura                   30,000        30,000(5)      --      --
Hewlett Fund                      326,087       326,087(2)      --      --
Hershel Berkowitz                 978,261       978,261(6)      --      --
Joshua A. Hirsch                  140,871       140,871(7)      --      --
Griffin Securities, Inc.          187,500       187,500(8)      --      --
Robert U. Giannini                140,625       140,625(8)      --      --
Mark H. Zizzamia                  140,625       140,625(8)      --      --
Thomas W. Muldowney               140,625       140,625(8)      --      --
Salvatore J. Saraceno             140,625       140,625(8)      --      --
---------------
-------------------------------------------------------------------------------

(1) 1,521,739 of such shares are issuable upon exercise of warrants.
(2) 108,696 of such shares are issuable upon exercise of warrants.
(3) 239,130 of such shares are issuable upon exercise of warrants.
(4) 29,999 of such shares are issuable upon exercise of warrants.
(5) 10,000 of such shares are issuable upon exercise of warrants.
(6) 326,087 of such shares are issuable upon exercise of warrants.
(7) 46,957 of such shares are issuable upon exercise of warrants.
(8) All of such shares are issuable upon exercise of warrants.

      The shares of common stock, including the common stock underlying the warrants, that were issued or will be issued to the selling stockholders, are being registered in this offering pursuant to registration rights granted to all of such selling stockholders. We have agreed to pay all expenses and costs to comply with our obligation to register the selling stockholders' shares of common stock. We have also agreed to indemnify and hold harmless the selling stockholders against certain losses, claims, damages or liabilities, joint or several, arising under the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

      We are registering the shares on behalf of the selling stockholders, as well as on behalf of their donees, pledgees, transferees or other successors-in-interest, if any, who may sell shares received as gifts, pledges, partnership distributions or other non-sale related transfers. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

      Sales of the shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on any securities exchange, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, short sales versus the box, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

      The selling stockholders may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.

      The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

      Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

      If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act, disclosing:

   o the name of each such selling stockholder and of the participating broker-dealer(s);

   o  the number of shares involved;

   o  the price at which such shares were sold;

   o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

   o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

   o  other facts material to the transaction.

      We will not receive any of the proceeds received by the selling stockholders in connection with any of their sales of our common stock. However, we will receive proceeds if any of the warrants which relate to the common stock being offered by the selling stockholders are exercised. We intend to use such proceeds, if any, for working capital and general corporate purposes.

                                  LEGAL MATTERS

      The validity of the shares of our common stock covered by this prospectus has been passed upon for us by Sonnenschein Nath & Rosenthal LLP, New York, New York.

                                     EXPERTS

      The consolidated financial statements and schedule of GraphOn Corporation included in our Annual Report on Form 10-K for the year ended December 31, 2002, which are incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference (which reports contain an explanatory paragraph regarding our ability to continue as a going concern) and are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement under the Securities Act for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.

      The registration statement can be inspected and copied at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement is publicly available through the SEC's site on the Internet, located at: http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference are as follows:

   o  our Annual Report on Form 10-K for the year ended December 31, 2002;

   o our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

   o  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

   o  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

   o our Current Report on Form 8-K dated March 25, 2003, filed with the SEC on March 28, 2003;

   o our Current Report on Form 8-K dated February 2, 2004, filed with the SEC on February 3, 2004;

   o our Current Report on Form 8-K dated February 6, 2004, filed with the SEC on February 6, 2004;

   o the definitive proxy statement relating to our 2003 Annual Meeting of Stockholders dated November 14, 2003; and

   o the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

      This prospectus also incorporates by reference any future filings that we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Exchange Act) on or subsequent to the date of this prospectus until all the common stock being offered by this prospectus are sold or until the offering of the common stock is otherwise terminated. "Incorporation by reference" means that we are disclosing important information to you by referring to those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is considered to be a part of this prospectus and information that we file with the SEC on or after the date of this prospectus will automatically supplement, update or supercede previously filed information.

      We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to:
GraphOn Corporation, 105 Cochrane Circle, Morgan Hill, California 95037; (603) 225-3525.

===============================================================================






                               GRAPHON CORPORATION













===============================================================================

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

===============================================================================

                                     PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The following table sets forth various expenses which will be incurred in connection with this offering as it relates to this Registration Statement:

           Filing Fee..........................$    732
           Legal Fees and Expenses.............  10,000
           Accounting Fees and Expenses........   4,000
           Printing Expenses...................   2,000
           Miscellaneous Expenses..............   3,268
                                               --------
             Total.............................$ 20,000
                                               ========


Item 15. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

      The Registrant's Bylaws provide that any person made a party to an action by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the Registrant shall be indemnified by the Registrant against the reasonable expenses, including attorneys fees, actually and necessarily incurred by him in connection with the defense of such action or in connection with an appeal therein, to the fullest extent permitted by the General Corporation Law or any successor thereto.

      The Registrant's Bylaws provide that any person made or threatened to be made a party to an action or proceeding other than one by or in the right of the Registrant to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any director or officer of the Registrant served in any capacity at the request of the Registrant, by reason of the fact that he, his testator or intestate, was a director or officer of the Registrant, or served such other corporation in any capacity, shall be indemnified by the Registrant against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant and, in criminal actions or proceedings, in which he had no reasonable cause to believe that his conduct was unlawful.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

Item 16. Exhibits

Exhibit Number    Description of Exhibit

4.1* Amended and Restated Certificate of Incorporation of the Registrant (included as an exhibit in Registrant's Registration Statement on Form S-4/A, Registration No. 333-76333)

4.2* Amended and Restated Bylaws of Registrant (included as an exhibit in Registrant's Registration Statement on Form S-4, file number 333-76333)

4.3* Form of certificate evidencing shares of common stock of Registrant (included as an exhibit in Registrant's Registration Statement on Form S-4, file number 333-76333)

5.1               Opinion of Sonnenschein Nath & Rosenthal LLP

23.1              Consent of BDO Seidman, LLP, Independent Certified Public
                  Accountants

23.2 Consent of Sonnenschein Nath & Rosenthal LLP (contained in their opinion included under Exhibit 5.1)

24.1 Power of Attorney (comprises a portion of the signature page to this Registration Statement)
----------
* The exhibits have previously been filed with the Securities and Exchange Commission as part of the filing indicated and are incorporated herein by reference.

Item 17. Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (1)(i) and (1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or
      Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to Item 15 of Part II of the registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morgan Hill, State of California, on February 12, 2004.

                                       GRAPHON CORPORATION

                                       By: /s/ WILLIAM SWAIN
                                          -------------------------
                                          William Swain
                                          Secretary and Chief Financial Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Dilworth and William Swain, and each or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to approve, sign and file with the U.S. Securities and Exchange Commission and any other appropriate authorities the original of any and all amendments (including post-effective amendments) to this Registration Statement and any other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                ---------------

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                  TITLE                        DATE
---------                  -----                        ----

/s/ ROBERT DILWORTH        Chairman and Interim Chief   February 12, 2004
------------------------   Executive Officer
Robert Dilworth            (Principal Executive Officer)


/s/ WILLIAM SWAIN          Secretary and Chief          February 12, 2004
------------------------   Financial Officer
William Swain              (Principal Financial and Accounting Officer)


/s/ AUGUST P. KLEIN        Director                     February 12, 2004
--------------------------
August P. Klein


/s/ MICHAEL VOLKER         Director                     February 12, 2004
--------------------------
Michael Volker


/s/ GORDON WATSON          Director                     February 12, 2004
------------------------
Gordon Watson